[Letterhead of Pritchett, Siler & Hardy, P.C.]




                  CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS






We hereby consent to the incorporation by reference into the accompanying Registration Statment of Form S-8 for Liberty Mint, Ltd., of our report dated March 16, 2000, relating to the financial statements of Liberty Mint, Ltd. for the year ended December 31, 1999. We also consent to the incorporation by reference of our review report dated August 11, 2000, relating to the unaudited financial statments of Liberty Mint, Ltd. for the six months ended June 30, 2000.


/s/ Pritchett, Siler & Hardy, P.C.
Pritchett, Siler & Hardy, P.C.

Salt Lake City, Utah
September 19, 2000